EXHIBIT 99.1

                         Mansur Industries Raises $17MM
                 Through Private Placement of Convertible Notes

FOR IMMEDIATE RELEASE

Miami, Florida, February 25 - Mansur Industries Inc. (Nasdaq: MANS) announced today the completion of a $17 million private placement of 8 1/4% Subordinated Convertible Notes due 2003. The Notes are convertible into the Company's common stock at a conversion price equal to $17.00 per share.

Placement agents for the offering were Credit Suisse First Boston and Josephthal & Co. Principal investors included J.P. Morgan Investment Management, Inc., OppenheimerFunds, Inc., and Warburg Pincus Asset Management, Inc.

The Company plans to use the proceeds of the offering to expand manufacturing operations, accelerate the development of its direct marketing and distribution network, and for working capital requirements.

Paul I. Mansur, Chief Executive Officer of the Company, stated, "We are very pleased with the strong interest this offering received from leading investment firms representing a vote of confidence for the Company's innovative SystemOne/Registered trademark/ product line and an endorsement of our direct distribution plan. We increased the size of this offering, initially set at $12 million, to respond to the demand."

Founded in 1990, Mansur designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eight patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF MANSUR INDUSTRIES THAT INVOLVES RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY. WE REFER YOU TO THE DOCUMENTS THAT MANSUR INDUSTRIES FILES FORM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH CONTAIN IMPORTANT FACTORS THAT COULD CAUSE ITS RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS.

CONTACT:  Mansur Industries Inc.
Paul I. Mansur, Chief Executive Officer, 305/593-8015